Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2017 Fourth Quarter and Full Year Financial Results

Full Year 2017 Highlights:

●	Tour revenues increased 10% to $266.5 million

●	Net loss available to common stockholders was $8.7 million, including a $12.7 million non-cash expense related to U.S. tax law change

●	Adjusted EBITDA increased 4% to $43.5 million

●	Repurchased $6.2 million of stock and warrants

●	Lindblad segment Net Yield increased 1% to $985 and Occupancy was 87%

●	Bookings in 2017 for future travel increased 26% over bookings in 2016

●	Expanded capacity with the launch of the National Geographic Quest in July 2017

NEW YORK, February 28, 2018 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and year ended December 31, 2017.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad’s financial growth during 2017 highlights the opportunity we have to deliver substantial returns as we expand our capacity to take advantage of the growing demand for high quality, authentic experiential travel. The July launch of our first new-build vessel, the National Geographic Quest, contributed considerably to the Company’s significant revenue and Adjusted EBITDA growth in the back half of the year and we are poised to build on that momentum in the years ahead. Bookings for 2018 travel are 24% above the same point a year ago for 2017 and we are seeing broad based demand for both returning and new itineraries. The upcoming year will also see the next step in our fleet expansion with the anticipated launch of the National Geographic Venture in December and we just began cutting the steel last month for our state-of-the-art, polar ice class vessel, which is expected to be delivered in early 2020. Overall we have contracted to expand our available guest nights by over 50% from pre-expansion levels so we can further capitalize on the rapidly growing demand for authentic expedition travel.”

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $266.5 million increased $24.2 million, or 10%, as compared to 2016, primarily due to a $15.2 million increase at Natural Habitat, which was acquired in May of 2016, and a $9.0 million increase at the Lindblad segment, despite the estimated $12.4 million impact from voyage cancellations in 2017. These cancellations included four expeditions on the National Geographic Orion to repair the engine, two voyages on the National Geographic Sea Lion to repair the air conditioning system and four voyages due to the delayed launch of the National Geographic Quest. Excluding the impact of these voyage cancellations in 2017, the Company estimates that total Company tour revenue would have increased 15% over the prior year to $278.9 million.

Lindblad segment revenues of $216.8 million increased $9.0 million, or 4%, compared to 2016, primarily from a $7.3 million increase in ticket revenue, due mostly to increased Available Guest Nights and slightly higher Net Yield, and a $1.7 million increase in other revenue mainly from $2.3 million of insurance revenue related to the National Geographic Orion voyage cancellations. Excluding the impact of the voyage cancellations in 2017, the Company estimates that Lindblad segment revenue would have increased 10% over the prior year to $229.2 million.

For the full year, Available Guest Nights increased 3% primarily due to the launch of the National Geographic Quest in July 2017 and a full year of charter expeditions to Cuba, partially offset by the voyage cancellations on the National Geographic Orion and National Geographic Sea Lion. Net Yield increased 1% to $985 from increased pricing and changes in itineraries. Occupancy decreased to 87% due to lower bookings for 2017 travel throughout the first half of 2016 and due to the cancellation of the highly booked voyages.

Natural Habitat revenues of $49.7 million increased $15.2 million, or 44%, compared to a year ago due primarily to a full year of operating results in 2017 and higher ticket revenue from additional guests.

Net Income

Net loss available to common stockholders of $8.7 million for 2017, $0.19 per diluted share, decreased $13.5 million as compared with net income available to common stockholders of $4.9 million, $0.10 per diluted share, in 2016. The decline versus a year ago reflects the increased operating results, which were more than offset primarily by a $12.7 million non-cash impact from the enactment of the U.S. Tax Cuts and Jobs Act and $5.2 million of additional stock-based compensation expense due primarily to grants under the 2016 CEO share allocation plan, which provides our CEO the ability to transfer shares from his existing holdings in the Company to eligible employees.

Adjusted EBITDA

Full year 2017 Adjusted EBITDA of $43.5 million increased $1.8 million, or 4%, compared to 2016, due to $1.8 million of additional contributions from Natural Habitat and a slight increase at the Lindblad segment despite the impact of the voyage cancellations in the current year. Excluding the impact of the voyage cancellations in 2017, the Company estimates that total Company Adjusted EBITDA would have increased 26% over the prior year to $52.5 million.

Adjusted EBITDA at the Lindblad segment of $38.7 million increased slightly versus 2016 as the increased tour revenues and a decline in drydock, employee and fuel costs were mostly offset by operating costs for the National Geographic Quest as well as higher charter costs, primarily related to Cuba. Excluding the impact of the voyage cancellations, the Company estimates that Lindblad segment Adjusted EBITDA would have increased 24% over the prior year to $47.7 million.

Natural Habitat Adjusted EBITDA of $4.8 million increased $1.8 million, or 59%, compared to a year ago due primarily to a full year of operating results in 2017. The current year also included higher revenues from additional guests which was partially offset by increased cost of tours from the additional guests as well as higher personnel costs.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $63.2 million increased $7.1 million, or 13%, as compared to the same period in 2016. The increase was driven by $7.0 million of additional contributions from the Lindblad segment and a $0.1 million increase at Natural Habitat.

Lindblad segment tour revenues of $48.9 million increased 17% compared to the fourth quarter a year ago mainly due to a $6.4 million increase in ticket revenue, primarily from a 10% increase in Available Guest Nights mostly related to the launch of the National Geographic Quest in July of 2017 and the addition of a trans-Atlantic voyage on the National Geographic Orion. The growth in ticket revenue also reflects a 6% increase in Net Yield to $924 due to increased pricing and changes in itineraries. Occupancy of 86% was in-line with a year ago despite the inclusion of the trans-Atlantic voyage on the National Geographic Orion, which had a lower occupancy than traditional expeditions as anticipated.

Net Income

Net loss available to common stockholders for the fourth quarter was $16.0 million, $0.36 per diluted share, as compared with a net loss available to common stockholders of $8.7 million, $0.19 per diluted share, in the fourth quarter of 2016. The decline versus a year ago reflects the increased operating results, which were more than offset by a $12.7 million non-cash impact from the enactment of the U.S. Tax Cuts and Jobs Act and $1.4 million of higher depreciation and amortization primarily related to the addition of the National Geographic Quest to the fleet in July 2017. The fourth quarter of 2016 also included $1.2 million of other expense primarily related to the retirement of the National Geographic Endeavour.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $4.8 million increased $3.3 million, or 221%, as compared to the same period in 2016 primarily due to additional contributions from the Lindblad segment partially offset by $0.1 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA of $1.9 million increased $3.4 million compared to the fourth quarter a year ago as the increased Tour Revenues and lower personnel costs were partially offset by higher operating costs related to the addition of the National Geographic Quest and higher commission expense related to the revenue growth.

Natural Habitat Adjusted EBITDA of $2.9 million decreased slightly versus the fourth quarter a year ago as the revenue growth was more than offset by increased personnel and marketing costs to drive long-term growth initiatives.

Segment Results

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2017	2016	Change	%	2017	2016*	Change	%
Tour revenues:
Lindblad	$48,924	$41,900	$7,024	17%	$216,815	$207,836	$8,979	4%
Natural Habitat	14,297	14,228	69	0%	49,689	34,510	15,179	44%
Total tour revenues	63,221	56,128	7,093	13%	266,504	242,346	24,158	10%
Impact of voyage cancellations	(125)	-	(125)	NA	12,353	-	12,353	NA
Total tour revenues excluding voyage cancellations	$63,096	$56,128	$6,968	12%	$278,857	$242,346	$36,511	15%
Operating (loss) income:
Lindblad	$(5,093)	$(7,245)	$2,152	(30%)	$7,292	$11,794	$(4,502)	(38%)
Natural Habitat	2,579	2,676	(97)	(4%)	3,452	2,187	1,265	58%
Total operating (loss) income	(2,514)	(4,569)	2,055	(45%)	10,744	13,981	(3,237)	(23%)
Impact of voyage cancellations	(125)	-	(125)	NA	8,798	-	8,798	NA
Total operating (loss) income excluding voyage cancellations	$(2,639)	$(4,569)	$1,930	(42%)	$19,542	$13,981	$5,561	40%
Adjusted EBITDA:
Lindblad	$1,890	$(1,493)	$3,383	227%	$38,655	$38,624	$31	0%
Natural Habitat	2,938	2,997	(59)	(2%)	4,834	3,038	1,796	59%
Total adjusted EBITDA	4,828	1,504	3,324	221%	43,489	41,662	1,827	4%
Impact of voyage cancellations	(125)	-	(125)	NA	9,047	-	9,047	NA
Total adjusted EBITDA excluding voyage cancellations	$4,703	$1,504	$3,199	213%	$52,536	$41,662	$10,874	26%

The impact of the cancelled voyages on tour revenues was calculated as booked tour revenue at the time of cancellation less insurance proceeds. The impact of the cancelled voyages on operating income and Adjusted EBITDA was calculated as booked tour revenue at the time of cancellation less insurance proceeds and estimated operating costs. The cancellation of the December 28, 2016 voyage on the National Geographic Orion was not material to the results for the three and twelve months ended December 31, 2016.

Liquidity

The Company’s cash and cash equivalents were $96.4 million as of December 31, 2017, as compared with $135.4 million as of December 31, 2016. The decrease primarily reflects purchases of property and equipment of $80.5 million, primarily related to the three new vessel builds, and $6.2 million used to repurchase stock and warrants, partially offset by $52.9 million in net cash provided by operating activities due in large part to advanced bookings for future travel.

Free cash flow use was $27.6 million for the full year 2017 as compared with a use of $44.5 million in 2016. The improved results reflect higher bookings for future travel and increased operating performance partially offset by higher capital expenditures for new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

On January 8, 2018, the Company entered into a senior secured credit agreement to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $107.7 million for the purpose of providing financing for up to 80% of the purchase price of the Company’s new expedition ice-class cruise vessel. At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 5.78% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest, which sailed in Alaska and British Columbia during the summer before voyaging to Costa Rica and Panama for the winter season. The Company’s second new-build coastal vessel, the National Geographic Venture, is currently expected to launch in the fourth quarter of 2018.

During the fourth quarter, the Company signed a contract with Ulstein Verft to build a new polar ice class vessel for delivery in January 2020, with potential accelerated delivery to November 2019. This state-of-the-art vessel will join the National Geographic Explorer and National Geographic Orion as the third polar ice class vessel in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  The vessel will be capable of exploring deep into the Antarctic and Arctic waters, and will be built with the Ulstein X-BOW® design allowing for greater comfort and speed through rough waters. The contract with Ulstein Verft also includes options to build two additional polar ice class vessels, the first for delivery twelve months after the initial vessel and the second for delivery twelve months thereafter.

STOCK AND WARRANT REPURCHASE PLAN

The Company has a $35.0 million stock and warrant repurchase plan in place which authorizes the Company to purchase from time to time the Company’s outstanding stock and warrants through open market repurchases and/or in privately negotiated transactions based on market and business conditions, applicable legal requirements and other factors. During 2017, the Company repurchased 529,867 warrants and 547,058 shares of common stock under the plan for a total of $6.2 million. As of February 26, 2018 the Company had repurchased 6.0 million warrants and 864,506 shares of common stock under the plan and had $12.1 million remaining under the plan. As of February 26, 2018, there were 45.8 million shares of common stock and 10.1 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2018 are as follows:

●	Tour revenues of $308 - $315 million (16 – 18% growth)

●	Adjusted EBITDA of $54 - $57 million (24 – 31% growth)

As of February 26, 2018, the Lindblad segment had 90% of full year 2018 projected guest ticket revenues on the books versus 85% of full year 2017 revenue at the same time last year. The Company continues to anticipate it will achieve its long-range revenue and Adjusted EBITDA targets.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 11.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 28, 2018 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, http://www.investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s Second amended and restated credit agreement; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$96,443	$135,416
Restricted cash and marketable securities	7,057	9,015
Inventories	1,794	1,665
Marine operating supplies	5,045	4,142
Prepaid expenses and other current assets	21,351	20,782
Total current assets	131,690	171,020

Property and equipment, net	250,952	186,236
Goodwill	22,105	22,105
Intangibles, net	9,554	11,132
Other long-term assets	10,047	13,090
Deferred tax assets	-	4,118
Total assets	$424,348	$407,701

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$112,238	$91,501
Accounts payable and accrued expenses	30,422	30,662
Long-term debt - current	1,750	1,750
Total current liabilities	144,410	123,913

Long-term debt, less current portion	164,186	164,128
Deferred tax liabilities	2,444	-
Other long-term liabilities	684	681
Total liabilities	311,724	288,722

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,302	5,170

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,427,030 and 45,659,762 issued; 44,787,608 and 45,470,219 outstanding as of December 31, 2017 and 2016, respectively	5	5
Additional paid-in capital	42,498	43,097
Retained earnings	63,819	70,707
Total stockholders’ equity	106,322	113,809
Total liabilities, stockholders’ equity and redeemable noncontrolling interest	$424,348	$407,701

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31, (unaudited)		For the years ended December 31,
	2017	2016	2017	2016
Tour revenues	$63,221	$56,128	$266,504	$242,346
Cost of tours	35,746	31,866	135,526	118,977
Gross profit	27,475	24,262	130,978	123,369

Operating expenses:
General and administrative	13,818	15,156	60,529	51,896
Selling and marketing	10,833	9,778	42,354	39,072
Depreciation and amortization	5,339	3,897	17,351	18,420
Total operating expenses	29,990	28,831	120,234	109,388

Operating (loss) income	(2,515)	(4,569)	10,744	13,981

Other income (expense):
Interest expense, net	(2,544)	(2,232)	(9,736)	(10,146)
Gain (loss) on foreign currency	96	(429)	1,144	(720)
Other income (expense)	419	(1,173)	(133)	(1,173)
Gain (loss) on transfer of assets	-	(45)	454	(83)
Total other expense	(2,029)	(3,879)	(8,271)	(12,122)

Income before income taxes	(4,544)	(8,448)	2,473	1,859
Income tax expense (benefit)	10,475	(87)	10,002	(3,200)

Net (loss) income	$(15,019)	$(8,361)	$(7,529)	$5,059

Net income attributable to noncontrolling interest	983	313	1,132	195

Net (loss) income available to common stockholders	$(16,002)	$(8,674)	$(8,661)	$4,864

Weighted average shares outstanding
Basic	44,725,667	45,680,837	44,576,912	45,649,971
Diluted	44,725,667	45,680,837	44,576,912	46,456,921

Net (loss) income per share available to common stockholders
Basic	$(0.36)	$(0.19)	$(0.19)	$0.11
Diluted	$(0.36)	$(0.19)	$(0.19)	$0.10

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(In thousands)

	For the years ended December 31,
	2017	2017
Cash Flows From Operating Activities
Net (loss) income	$(7,529)	$5,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,351	18,420
Amortization of National Geographic fee	2,907	2,907
Amortization of deferred financing costs and other, net	2,226	1,144
Stock-based compensation	10,627	5,411
Deferred income taxes	8,336	(3,326)
(Gain) loss on foreign currency	(1,144)	720
Loss (gain) on disposal and transfer of assets	-	819
Changes in operating assets and liabilities
Inventories and marine operating supplies	(1,036)	1,073
Prepaid expenses and other current assets	575	629
Unearned passenger revenues	20,709	245
Other long-term assets	136	(3,642)
Other long-term liabilities	3	4
Accounts payable and accrued expenses	(243)	1,964
Net cash provided by operating activities	52,918	31,427
Cash Flows From Investing Activities
Purchases of property and equipment	(80,485)	(75,933)
Redemption of restricted cash and marketable securities	1,958	(555)
Acquisition of Natural Habitat, Inc.,	-	(9,946)
Net cash used in investing activities	(78,527)	(86,434)
Cash Flows From Financing Activities
Repurchase of common stock and warrants	(6,192)	(10,343)
Repurchase under stock-based compensation plans and related tax impacts	(5,034)	(2,694)
Repayments of long-term debt	(1,750)	(1,750)
Payment of deferred financing costs	(418)	(1,565)
Net cash used in financing activities	(13,394)	(16,352)
Effect of exchange rate changes on cash	30	(128)
Net (decrease) increase in cash and cash equivalents	(38,973)	(71,487)
Cash and cash equivalents as of beginning of year	135,416	206,903
Cash and cash equivalents as of end of year	$96,443	$135,416
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,478	$9,896
Income taxes	$965	$998
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$1,682	$1,123
Additional paid-in capital exchange proceeds used for option shares	$(1,682)	$(1,123)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(Unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(15,019)	$(8,361)	$(7,529)	$5,059
Income tax expense (benefit)	10,475	(87)	10,002	(3,200)
Interest expense, net	2,544	2,232	9,736	10,146
Depreciation and amortization	5,339	3,897	17,351	18,420
(Gain) loss on foreign currency	(96)	429	(1,144)	720
(Gain) loss on transfer of assets	-	-	(454)	83
Other expense (income), net	(419)	1,218	133	1,173
Stock-based compensation	1,163	1,430	10,627	5,411
National Geographic fee amortization	727	727	2,907	2,907
Executive severance costs	9	-	1,409	-
Reorganization costs	105	-	451	-
Acquisition-related expenses	-	19	-	943
Adjusted EBITDA	4,828	1,504	43,489	41,662
Impact of voyage cancellations	(125)	-	9,047	-
Adjusted EBITDA excluding impact of voyage cancellations	$4,703	$1,504	$52,536	$41,662

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Operating (loss) income	$(5,094)	$(7,245)	$7,292	$11,794
Depreciation and amortization	4,980	3,576	15,969	17,569
Stock-based compensation	1,163	1,430	10,627	5,411
National Geographic fee amortization	727	727	2,907	2,907
Executive severance costs	9	-	1,409	-
Reorganization costs	105	-	451	-
Acquisition-related expenses	-	19	-	943
Adjusted EBITDA	1,890	(1,493)	38,655	38,624
Impact of voyage cancellations	(125)	-	9,047	-
Adjusted EBITDA excluding impact of voyage cancellations	$1,765	$(1,493)	$47,702	$38,624

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016*
Operating income (loss)	$2,578	$2,676	$3,452	$2,187
Depreciation and amortization	360	321	1,382	851
Adjusted EBITDA	$2,938	$2,997	$4,834	$3,038

* 2016 results represent activity from acquisition date of May 2016 through December 31, 2016.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Supplemental Financial Schedules

(In thousands, except for Available Guest Nights,

Gross Yield, Net Yield and guest metrics)

(Unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

	For the years ended December 31,
	2017	2016

Net cash provided by operating activities	$52,918	$31,427
Less: purchases of property and equipment	(80,485)	(75,933)
Free Cash Flow	$(27,567)	$(44,506)

Guest Metrics - Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Available Guest Nights	44,428	40,325	186,719	181,990
Guest Nights Sold	38,305	34,790	163,256	164,423
Occupancy	86.2%	86.3%	87.4%	90.3%
Maximum Guests	5,078	4,597	22,805	21,715
Number of Guests	4,382	3,993	20,140	19,735
Voyages	64	59	308	290

Calculation of Gross Yield and Net Yield

Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Guest ticket revenues	$43,609	$37,238	$191,113	$183,851
Other tour revenues	5,315	4,662	25,701	23,985
Tour Revenues	48,924	41,900	216,814	207,836
Less: Orion Insurance Proceeds	(125)	-	(2,273)	-
Adjusted Tour Revenues	48,799	41,900	214,541	207,836
Less: Commissions	(4,045)	(3,228)	(16,365)	(14,954)
Less: Other tour expenses	(3,703)	(3,495)	(14,325)	(15,253)
Net Revenue	$41,051	$35,177	$183,851	$177,629
Available Guest Nights	44,428	40,325	186,719	181,990
Gross Yield	$1,098	$1,039	$1,149	$1,142
Net Yield	924	872	985	976

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules

(In thousands, except for Available

Guest Nights, Gross Cruise Cost, Net Cruise Cost
and guest metrics)

(Unaudited)

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Cost of tours	$28,129	$23,873	$105,044	$96,505
Plus: Selling and marketing	9,799	8,845	38,429	36,356
Plus: General and administrative	11,110	12,851	50,082	45,612
Gross Cruise Cost	49,038	45,569	193,555	178,473
Less: Commission expense	(4,045)	(3,228)	(16,365)	(14,954)
Less: Other tour expenses	(3,703)	(3,495)	(14,325)	(15,253)
Net Cruise Cost	41,290	38,846	162,865	148,266
Less: Fuel expense	(2,155)	(1,831)	(7,013)	(7,138)
Net Cruise Cost Excluding Fuel	39,135	37,015	155,852	141,128
Non-GAAP Adjustments:
Stock-based compensation	(1,163)	(1,430)	(10,627)	(5,411)
National Geographic fee amortization	(727)	(727)	(2,907)	(2,907)
Executive severance costs	(9)	-	(1,409)	-
Acquisition-related expenses	-	(19)	-	(943)
Adjusted Net Cruise Cost Excluding Fuel	$37,236	$34,840	$140,909	$131,867
Adjusted Net Cruise Cost	$39,391	$36,671	$147,922	$139,005
Available Guest Nights	44,428	40,325	186,719	181,990
Gross Cruise Cost per Avail. Guest Night	$1,104	$1,130	$1,037	$981
Net Cruise Cost per Avail. Guest Night	929	963	872	815
Net Cruise Cost Excl. Fuel per Avail. Guest Night	881	918	835	775
Adj. Net Cruise Cost Excl. Fuel per Avail. Guest Night	838	864	755	725
Adjusted Net Cruise Cost per Avail. Guest Night	887	909	792	764

Operational and Financial Metrics

Adjusted EBITDA is net (loss) income excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.